UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                               AMENDMENT NO. 3 TO
                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                   Q-MED, INC.
                                   -----------
                                (Name of Issuer)


                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    74791410
                                 --------------
                                 (CUSIP Number)


                                 Bruce F. Wesson
                             Senior Managing Member
                                Claudius, L.L.C.
                           610 Fifth Avenue, 5th Floor
                               New York, NY 10020
                                 (212) 218-4990
           --------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                 AUGUST 25, 1999
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all provisions of the Act (however, see the Notes).


                                                         Page 1 of 14 Pages

The initial Schedule 13D pertaining to the Common Stock of Q-Med, Inc., a Delaware corporation, filed with the Securities and Exchange Commission ("SEC") on March 30, 1998 for an event on March 18, 1998, as amended by Amendment No. 1 filed with the SEC on November 25, 1998 for an event on November 17, 1998, as amended by Amendment No. 2 filed with the SEC on May 24, 1999 (collectively, the "Schedule 13D"), is hereby amended to read in its entirety as follows:


                                       SCHEDULE 13D

           CUSIP NO.   74791410                PAGE  2  OF  14  PAGES
                     ------------                   ---    ----
           -------------------------------------------------------------------
             1    NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Galen Partners III, L.P.
           -------------------------------------------------------------------
             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [ ]
                                                                      (b) [X]
           -------------------------------------------------------------------
             3    SEC USE ONLY

           -------------------------------------------------------------------
             4    SOURCE OF FUNDS

                  WC
           -------------------------------------------------------------------
             5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(E)                           [ ]
           -------------------------------------------------------------------
             6    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
           -------------------------------------------------------------------
                           7   SOLE VOTING POWER
             NUMBER OF
                                    3,094,432 (see Item 5(a))
              SHARES     -----------------------------------------------------
                           8   SHARED VOTING POWER
           BENEFICIALLY
                                    0
             OWNED BY    -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
               EACH
                                    3,094,432
             REPORTING   -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
            PERSON WITH
                                    0
           -------------------------------------------------------------------
            11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       3,094,432
           -------------------------------------------------------------------
            12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           [ ]

           -------------------------------------------------------------------
            13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       23.6%
           -------------------------------------------------------------------
            14    TYPE OF REPORTING PERSON

                       PN
           -------------------------------------------------------------------

                                     SCHEDULE 13D


           CUSIP NO.   74791410                PAGE  3  OF  14  PAGES
                     ------------                   ---    ----
           -------------------------------------------------------------------
             1    NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Galen Partners International III, L.P.
           -------------------------------------------------------------------
             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                                       (b) [X]
           -------------------------------------------------------------------
             3    SEC USE ONLY

           -------------------------------------------------------------------
             4    SOURCE OF FUNDS

                  WC
           -------------------------------------------------------------------
             5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(E)                           [ ]

           -------------------------------------------------------------------
             6    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
           -------------------------------------------------------------------
                           7   SOLE VOTING POWER
             NUMBER OF
                                    280,103 (see Item 5(a))
              SHARES     -----------------------------------------------------
                           8   SHARED VOTING POWER
           BENEFICIALLY
                                    0
             OWNED BY    -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
               EACH
                                    280,103
             REPORTING   -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
            PERSON WITH
                                    280,103
           -------------------------------------------------------------------
            11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       280,103
           -------------------------------------------------------------------
            12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           [ ]

           -------------------------------------------------------------------
            13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       2.1%
           -------------------------------------------------------------------
            14    TYPE OF REPORTING PERSON

                       PN
           -------------------------------------------------------------------

                                     SCHEDULE 13D


           CUSIP NO.   74791410                PAGE  4  OF  14  PAGES
                     ------------                   ---    ----
           -------------------------------------------------------------------
             1    NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Galen Employee Fund III, L.P.
           -------------------------------------------------------------------
             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                                       (b) [X]
           -------------------------------------------------------------------
             3    SEC USE ONLY

           -------------------------------------------------------------------
             4    SOURCE OF FUNDS

                  WC
           -------------------------------------------------------------------
             5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(E)                           [ ]

           -------------------------------------------------------------------
             6    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
           -------------------------------------------------------------------
                           7   SOLE VOTING POWER
             NUMBER OF
                                   12,669 (see Item 5(a))
              SHARES     -----------------------------------------------------
                           8   SHARED VOTING POWER
           BENEFICIALLY
                                    0
             OWNED BY    -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
               EACH
                                   12,669
             REPORTING   -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
            PERSON WITH
                                    0
           -------------------------------------------------------------------
            11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,669
           -------------------------------------------------------------------
            12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           [ ]

           -------------------------------------------------------------------
            13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       0.1%
            ------------------------------------------------------------------
            14    TYPE OF REPORTING PERSON

                       PN
           -------------------------------------------------------------------

                                     SCHEDULE 13D


           CUSIP NO.   74791410                PAGE  5  OF  14  PAGES
                     ------------                   ---    ----
           -------------------------------------------------------------------
             1    NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  William R. Grant
           -------------------------------------------------------------------
             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                                       (b) [X]
           -------------------------------------------------------------------
             3    SEC USE ONLY

           -------------------------------------------------------------------
             4    SOURCE OF FUNDS

                  PF
           -------------------------------------------------------------------
             5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]

           -------------------------------------------------------------------
             6    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.
           -------------------------------------------------------------------
                           7   SOLE VOTING POWER
             NUMBER OF
                                    13,334 (see Item 5(a))
              SHARES     -----------------------------------------------------
                           8   SHARED VOTING POWER
           BENEFICIALLY
                                    0
             OWNED BY    -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
               EACH
                                    13,334
             REPORTING   -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
            PERSON WITH
                                    0
            ------------------------------------------------------------------
            11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       13,334
           -------------------------------------------------------------------
            12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           [ ]

           -------------------------------------------------------------------
            13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       0.1%
           -------------------------------------------------------------------
            14    TYPE OF REPORTING PERSON

                       IN
           -------------------------------------------------------------------

                                     SCHEDULE 13D

           CUSIP NO.   74791410                PAGE  6  OF  14  PAGES
                     ------------                   ---    ----
           -------------------------------------------------------------------
             1    NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Bruce F. Wesson
           -------------------------------------------------------------------
             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                                       (b) [X]
           -------------------------------------------------------------------
             3    SEC USE ONLY

           -------------------------------------------------------------------
             4    SOURCE OF FUNDS

                  PF
           -------------------------------------------------------------------
             5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]

           -------------------------------------------------------------------
             6    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.
           -------------------------------------------------------------------
                           7   SOLE VOTING POWER
             NUMBER OF
                                    38,333 (see Item 5(a))
              SHARES     -----------------------------------------------------
                           8   SHARED VOTING POWER
           BENEFICIALLY
                                    0
             OWNED BY    -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
               EACH
                                    38,333
            REPORTING    -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
            PERSON WITH
                                    0
           -------------------------------------------------------------------
            11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       38,333
           -------------------------------------------------------------------
            12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           [ ]

           -------------------------------------------------------------------
            13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       0.1%
           -------------------------------------------------------------------
            14    TYPE OF REPORTING PERSON

                       IN
           -------------------------------------------------------------------

                                     SCHEDULE 13D

           CUSIP NO.   74791410                PAGE  7  OF  14  PAGES
                     ------------                   ---    ----
           -------------------------------------------------------------------
             1    NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  L. John Wilkerson
           -------------------------------------------------------------------
             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                                       (b) [X]
           -------------------------------------------------------------------
             3    SEC USE ONLY

           -------------------------------------------------------------------
             4    SOURCE OF FUNDS

                  PF
           -------------------------------------------------------------------
             5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(E)                           [ ]

           -------------------------------------------------------------------
             6    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.
           -------------------------------------------------------------------
                           7   SOLE VOTING POWER
             NUMBER OF
                                   38,333 (see Item 5(a))
              SHARES     -----------------------------------------------------
                           8   SHARED VOTING POWER
           BENEFICIALLY
                                    0
             OWNED BY    -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
               EACH
                                   38,333
            REPORTING    -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
           PERSON WITH
                                    0
           -------------------------------------------------------------------
            11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      38,333
           -------------------------------------------------------------------
            12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           [ ]

           -------------------------------------------------------------------
            13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       0.1%
           -------------------------------------------------------------------
            14    TYPE OF REPORTING PERSON

                       IN
            ------------------------------------------------------------------

                                     SCHEDULE 13D


           CUSIP NO.   74791410                PAGE  8  OF  14  PAGES
                     ------------                   ---    ----
           -------------------------------------------------------------------
             1    NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Srini Conjeevaram
           -------------------------------------------------------------------
             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                                       (b) [X]
           -------------------------------------------------------------------
             3    SEC USE ONLY

           -------------------------------------------------------------------
             4    SOURCE OF FUNDS

                  PF
           -------------------------------------------------------------------
             5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]

           -------------------------------------------------------------------
             6    CITIZENSHIP OR PLACE OF ORGANIZATION

                  India (see Item 2)
           -------------------------------------------------------------------
                           7   SOLE VOTING POWER
             NUMBER OF
                                    9,000 (see Item 5(a))
              SHARES     -----------------------------------------------------
                           8   SHARED VOTING POWER
           BENEFICIALLY
                                    0
             OWNED BY    -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
               EACH
                                    9,000
             REPORTING   -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
            PERSON WITH
                                    0
           -------------------------------------------------------------------
            11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       9,000
           -------------------------------------------------------------------
            12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           [ ]

           -------------------------------------------------------------------
            13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       0.1%
           -------------------------------------------------------------------
            14    TYPE OF REPORTING PERSON

                       IN
           -------------------------------------------------------------------

                                     SCHEDULE 13D

           CUSIP NO.   74791410                PAGE  9  OF  14  PAGES
                     ------------                   ---    ----
           -------------------------------------------------------------------
             1    NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  David Jahns
           -------------------------------------------------------------------
             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                                       (b) [X]
           -------------------------------------------------------------------
             3    SEC USE ONLY

           -------------------------------------------------------------------
             4    SOURCE OF FUNDS

                  PF
           -------------------------------------------------------------------
             5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(E)                           [ ]

           -------------------------------------------------------------------
             6    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.
           -------------------------------------------------------------------
                           7   SOLE VOTING POWER
             NUMBER OF
                                    9,000 (see Item 5(a))
              SHARES     -----------------------------------------------------
                           8   SHARED VOTING POWER
           BENEFICIALLY
                                    0
             OWNED BY    -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
               EACH
                                    9,000
             REPORTING   -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
            PERSON WITH
                                    0
           -------------------------------------------------------------------
            11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       9,000
           -------------------------------------------------------------------
            12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           [ ]

           -------------------------------------------------------------------
            13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       0.1%
           -------------------------------------------------------------------
            14    TYPE OF REPORTING PERSON

                       IN
           -------------------------------------------------------------------

ITEM 1.           SECURITY AND ISSUER.

                  The first paragraph of Item 1 of the Schedule 13D is hereby amended to read in its entirety as follows:

                  This statement covers a total of 3,495,204 fully diluted shares of Common Stock, $.001 par value per share (the "Common Stock"), of Q-Med, Inc., a Delaware corporation (the "Issuer"). The Reporting Persons (as defined in Item 2 hereof) as of the date hereof hold an aggregate of (i) 1,949,523 shares of Common Stock (the "Common Shares"), (ii) $50,000 principal amount of Convertible Notes of the Issuer (the "Notes"), which as of the date hereof are convertible into an aggregate of 17,422 shares of Common Stock, and
(iii) warrants for the purchase of 1,528,259 shares of Common Stock (the "Warrants"), which as of the date hereof may be exercised for an aggregate of 1,528,259 shares of Common Stock. The Common Shares, Notes and Warrants are referred to herein, collectively, as the "Securities".


ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  Item 3 of the Schedule 13D is hereby amended by adding a paragraph to the end thereof to read as follows:

                  In transactions consummated on August 25, 1999, the Partnership Reporting Persons acquired 95,238 shares of Common Stock at a purchase price of $2.625 per share and 75,000 warrants to purchase shares of Common Stock, for an aggregate amount of $250,000 in cash plus the exchange of $900,000 in principal amount on certain Notes of the Issuer held by them. In addition, 500,000 warrants to purchase shares of Common Stock were issued to the Partnership Reporting Persons as partial consideration for the exchange by the Partnership Reporting Persons of the aforesaid Notes held by them. Each of the Partnership Reporting Persons paid its pro rata share of the acquisition price of the shares of Common Stock it received.


ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5, subpart (a) of the Schedule 13D is hereby amended to read in its entirety as follows:

                  (a) Each Reporting Person owns or has the right to acquire the number of securities shown opposite its name:



          ===================================================================
                (1)             (2)              (3)             (4)


                                                               Number of
                                                               Shares of
                                          Number of            Common Stock
                                          Shares of            which may be
                          Number of       Common Stock         acquired
                          Shares of       into which           pursuant to
          Reporting       Common Stock    Owned Notes          exercise of
          Person          Owned           are Covertible       Owned Warrants
          -------------------------------------------------------------------

          Galen             1,781,017       15,916               1,297,499
          -------------------------------------------------------------------

          Galen Intl          161,213        1,441                 117,449
          -------------------------------------------------------------------

          GEF                   7,293           65                   5,311
          -------------------------------------------------------------------

          Grant                     0            0                  13,334
          -------------------------------------------------------------------

          Wesson                    0            0                  38,333
          -------------------------------------------------------------------

          Wilkerson                 0            0                  38,333
          -------------------------------------------------------------------

          Conjeevaram               0            0                   9,000
          -------------------------------------------------------------------

          Jahns                     0            0                   9,000
          -------------------------------------------------------------------

             Total          1,949,523       17,422               1,528,259
          ===================================================================




          ===================================
               (5)               (6)


                                Percentage of
          Total of      Outstanding Shares of
          Columns (2),      Common Stock (see
          (3) and (4)             Note below)
          -----------------------------------

            3,094,432               23.6%
          -----------------------------------

              280,103                2.1%
          -----------------------------------

               12,669                0.1%
          -----------------------------------

               13,334                0.1%
          -----------------------------------

               38,333                0.1%
          -----------------------------------

               38,333                0.1%
          -----------------------------------

                9,000                0.1%
          -----------------------------------

                9,000                0.1%
          -----------------------------------

            3,495,204               26.3%
          ===================================


                  Note: The percentages shown in each row of column (6) were calculated, for each respective row, by (i) adding the totals in the bottom row of columns (3) and (4) to 11,582,621 (the number of shares of Common Stock outstanding as of August 23, 1999, 1999, such number having been provided by the Issuer to the Reporting Persons) (the "Total Adjusted Outstanding Shares"), then
(ii) dividing the amount in column (5) by the Total Adjusted Outstanding Shares, and then (iii) expressing such quotient in terms of a percentage.

                                    SIGNATURE
                                    ---------




         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


Date:  August 26, 1999                        GALEN PARTNERS III, L.P.
                                              By: Claudius, L.L.C.



                                              By: /s/ Bruce F. Wesson
                                                 --------------------------
                                                   Senior Managing Member


                                              GALEN PARTNERS
                                              INTERNATIONAL III, L.P.
                                              By: Claudius, L.L.C.



                                              By: /s/ Bruce F. Wesson
                                                 --------------------------
                                                   Senior Managing Member


                                              GALEN EMPLOYEE FUND III, L.P
                                              By: Wesson Enterprises, Inc.



                                              By: /s/ Bruce F. Wesson
                                                 --------------------------
                                                   President




                      [Signatures continued on next page.]

                                              WILLIAM R. GRANT



                                              By: /s/ Bruce F. Wesson
                                                 --------------------------
                                                   Bruce F. Wesson
                                                   Attorney-in-Fact



                                              /s/ Bruce F. Wesson
                                              --------------------------
                                              BRUCE F. WESSON



                                              L. JOHN WILKERSON



                                              By: /s/ Bruce F. Wesson
                                                 --------------------------
                                                   Bruce F. Wesson
                                                   Attorney-in-Fact



                                              DAVID JAHNS



                                              By: /s/ Bruce F. Wesson
                                                 --------------------------
                                                   Bruce F. Wesson
                                                   Attorney-in-Fact



                                              SRINI CONJEEVARAM



                                              By: /s/ Bruce F. Wesson
                                                 --------------------------
                                                   Bruce F. Wesson
                                                   Attorney-in-Fact




                      [Signatures continued on next page.]

                                              CLAUDIUS, L.L.C.



                                              By: /s/ Bruce F. Wesson
                                                 --------------------------
                                                   Senior Managing Member


                                              WESSON ENTERPRISES, INC.



                                              By: /s/ Bruce F. Wesson
                                                 --------------------------
                                                   President